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                                   EXHIBIT 4

                                [KGL LETTERHEAD]

March 19, 2002

Mr. Henry J. Yersh
Harmony Trading Corp.
300 St. Sacrement, Suite 414
Montreal, Quebec H2Y 1X4
Canada

              Re:   Retainer Agreement

Dear Mr. Yersh:

     Please accept this letter as confirmation that Harmony Trading Corp. (the "Company"), has agreed to modify the retainer agreement dated August 28, 2000 (the "Retainer") between the Company and Kaplan Gottbetter & Levenson, LLP. ("KGL"), effective March 19, 2002. The modification, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

     We understand that part of the outstanding bill will be satisfied by the issuance of 50,000 shares valued at approximately $67,500. The board of directors has approved the filing of a registration on Form S-8 for these 50,000 shares. The legal services for which these shares are being registered and subsequently issued to Adam S. Gottbetter, Esq. (51%), Paul R. Levenson, Esq. (41%) and Steven M. Kaplan, Esq. (8%), sole partners in KGL, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

     Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the modification of the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

KAPLAN GOTTBETTER & LEVENSON, LLP

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP
-------------------------------------

ACCEPTED AND AGREED:

HARMONY TRADING CORP.


By:    /s/ Henry J. Yersh
       ----------------------------------
Name:  Henry J. Yersh
       --------------------------------
Title: President
       -------------------------------



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